Exhibit 16.1

KPMG LLP 1350 Avenue of the Americas New York, NY 10019	Telephone 212 997 0500 Fax 212 730 6892 Internet www.us.kpmg.com

August 15, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We were previously principal accountants for Terrapin 3 Acquisition Corporation and, under the date of July 28, 2014, we reported on the balance sheet of Terrapin 3 Acquisition Corporation as of July 22, 2014. On August 14, 2014, we were dismissed. We have read Terrapin 3 Acquisition Corporation’s statements included under Item 4.01 of its Form 8-K dated August 14, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with Terrapin 3 Acquisition Corporation’s statement that WithumSmith+Brown, PC was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Terrapin 3 Acquisition Corporation’s financial statements.

Very truly yours,

/s/ KPMG LLP